                                                         FREE WRITING PROSPECTUS
                                                      FILED PURSUANT TO RULE 433
                                          REGISTRATION STATEMENT NO.: 333-142235

THE DATE OF THIS FREE WRITING PROSPECTUS IS May 21, 2008

Merrill Lynch Mortgage Trust 2008-C1, Commercial Pass-Through Certificates,
Series 2008-C1

The information in this material clarifies, updates or modifies certain of the information contained in that certain free writing prospectus (referred to as an
"offering prospectus"), dated May 16, 2008 (the "Free Writing Prospectus") and relating to the above-captioned series of commercial mortgage pass-through certificates (such series "MLMT Series 2008-C1") and the structural and collateral term sheet, dated May 15, 2008 (the "Term Sheet" and together with the Free Writing Prospectus, the "Transaction Free Writing Prospectus") and also relating to MLMT Series 2008-C1. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Transaction Free Writing
Prospectus.

STATEMENTS REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-142235) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 866-500-5408.

Information in this material regarding any assets backing any securities described or referred to herein supersedes all prior information regarding such assets that is contrary to the information contained herein.

The securities may not be suitable investments for all investors. Merrill Lynch,
Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Citigroup
Global Markets Inc. and PNC Capital Markets LLC and their affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities described or referred to herein or derivatives thereof (including options), and may have an investment or commercial banking relationship with the issuer.

IRS Circular 230 Notice

This information is not intended or written to be used, and cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties. This information is written and provided by the underwriters in connection with the promotion or marketing of the transactions or matters addressed herein.

Any legends, disclaimers or other notices or language that may appear in the text of, at the top or bottom of, or attached to, an email communication to which this material may have been attached, that are substantially similar to or in the nature of the following disclaimers, statements or language, are not applicable to these materials and should be disregarded:

o    disclaimers regarding accuracy or completeness of the information contained herein or restrictions as to reliance on the information contained herein by investors;

o    disclaimers of responsibility or liability;

o    statements requiring investors to read or acknowledge that they have read or understand the registration statement or any disclaimers or legends;

o    language indicating that this communication is neither a prospectus nor an offer to sell or a solicitation or an offer to buy;

o    statements that this information is privileged, confidential or otherwise restricted as to use or reliance; and

o    a legend that information contained in these materials will be superseded or changed by the final prospectus, if the final prospectus is not delivered until after the date of the contract for sale.

Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via the e-mail or other system pursuant to which this communication is being transmitted

STRUCTURAL UPDATE:

The MLMT Series 2008-C1 certificate structure, as set forth in the Transaction
Free Writing Prospectus, is modified as discussed below.

Each of the three components of the class AF-A certificates (namely, the senior, mezzanine and junior components) will now be designated as a separate class of certificates. As a result the class AF-A certificates are no longer being offered. The senior component of the class AF-A certificates with an initial principal balance of $122,270,000 will be designated the class A-1AF certificates; the mezzanine component of the class AF-A certificates with an initial principal balance of $17,467,000 will be

designated the class AM-AF certificates; and the junior component of the class
AF-A certificates with an initial principal balance of $10,263,000 will be designated the class AJ-AF certificates.

The allocations and priorities of interest and principal distributions, distributions of prepayment premiums and yield maintenance charges, and of losses with respect to the newly designated class A-1AF, AM-AF and AJ-AF certificates will be identical to the allocations and priorities described with respect to the corresponding predecessor components of class AF-A in the
Transaction Free Writing Prospectus.

Any discussions of the class AF-A certificates (or of any particular component thereof) in the Transaction Free Writing Prospectus, including but not limited to, the discussions contained under the headings of the Free Writing Prospectus captioned "Summary of Offering Prospectus--Overview of the MLMT Series 2008-C1
Certificates", "Risk Factors--Risks Related to the Offered Certificates",
"Description of the Offered Certificates", "Yield and Maturity Considerations",
"Federal Income Tax Consequences" and "ERISA Considerations", are applicable to the class A-1AF, AM-AF and AJ-AF certificates (or to such class of those certificates as corresponds to the subject corresponding predecessor component)
as if such classes were specifically mentioned in the Transaction Free Writing
Prospectus in lieu of the corresponding predecessor components.

The table below lists updated information concerning the certificates offered pursuant to the Transaction Free Writing Prospectus:

                                                          WEIGHTED
        INITIAL PRINCIPAL                        CREDIT    AVERAGE   PRINCIPAL
CLASS        BALANCE        FITCH/MOODY'S/S&P   SUPPORT     LIFE       WINDOW
------------------------------------------------------------------------------
A-1        $ 18,179,000        AAA/Aaa/AAA      30.000%     2.38       1-50
A-2        $ 55,593,000        AAA/Aaa/AAA      30.000%     4.32      50 - 52
A-3        $ 65,593,000        AAA/Aaa/AAA      30.000%     6.19      74 - 78
A-SB       $ 32,365,000        AAA/Aaa/AAA      30.000%     6.52      52 -104
A-4        $326,361,000        AAA/Aaa/AAA      30.000%     9.21      104-114
A-1A       $ 43,777,000        AAA/Aaa/AAA      30.000%     8.74      1 - 114
A-1AF      $122,270,000        AAA/Aaa/AAA      30.000%     4.17      50 - 50
AM         $ 71,156,000        AAA/Aaa/AAA      20.000%     9.52      114-115
AM-A       $  6,254,000        AAA/Aaa/AAA      20.000%     9.57      114-115
AM-AF      $ 17,467,000        AAA/Aaa/AAA      20.000%     4.17      50 - 50
AJ         $ 41,805,000        AAA/Aaa/AAA      14.125%     9.58      115-115
AJ-A       $  3,675,000        AAA/Aaa/AAA      14.125%     9.58      115-115
AJ-AF      $ 10,263,000        AAA/Aaa/AAA      14.125%     4.17      50 - 50

MORTGAGE POOL UPDATE:

The table below lists updated information in Annex A-1 to the Free Writing
Prospectus concerning the identified mortgage loan(s):

LOAN NUMBER     LOAN NAME      CHARACTERISTIC   5/21/08 FWP VALUE   5/16/08 FWP VALUE
-------------------------------------------------------------------------------------

    59        Riverwood MHC   DSCR (x)                  1.20                1.29
    59        Riverwood MHC   UW Revenues ($)        502,100             503,075
    59        Riverwood MHC   UW Expenses ($)        123,530             128,840
    59        Riverwood MHC   UW NOI ($)             378,570             374,235
    59        Riverwood MHC   UW NCF ($)             373,070             368,703